Exhibit 2.01

Disclosure of Payment by Resource Extraction Issuer

Payments made during the fiscal year ended December 31, 2025 ($ Thousands) (1)

Major Political National and Subnational Jurisdiction of the Project	Project name (2)(3)	Payee	Taxes	Royalties	Fees	Infrastructure improvements	Total	Notes
Israel	Dead Sea HaDarom (Potash and Industrial Products segments) (4)	Local Municipalities (HaDarom)	32,826	-	-	-	32,826	Mainly Tamar Regional Council
		Israel Ports (HaDarom)	-	-	14,058	-	14,058	Israel Ports Development and Assets Company Ltd. and Ashdod Port Company Ltd.
		Government offices	-	-	673	3,327	4,000	Mainly Ministry of Tourism
		Mekorot Water Company Ltd.	-	-	9,089	-	9,089
		Israel Electricity	-	-	32,102	-	32,102	Mainly Noga Management of Electricity System Ltd.
		State Treasury	-	63,196	-	41,424	104,620	Mashivim Suppliers and State Treasury - Israel
		Tax Authority	43,688	-	-	-	43,688
	Total Dead Sea		76,514	63,196	55,923	44,751	240,384
	Rotem Mines HaDarom (Phosphate Solutions segment)	Local Municipalities (HaDarom)	8,245	-	-	-	8,245	Mainly Tamar Regional Council
		Israel Ports (HaDarom)	-	-	5,429	-	5,429	Mainly Israel Ports Development and Assets Company Ltd.
		Government offices	-	3,914	-	-	3,914	National Infrastructure Ministry
		Mekorot Water Company Ltd.	-	-	22,335	-	22,335
		Israel Electricity	-	-	4,773	-	4,773	Mainly Noga Management of Electricity System Ltd.
		Tax Authority	6,193	-	-	-	6,193
	Total Rotem Mines		14,438	3,914	32,537	-	50,889

Disclosure of Payment by Resource Extraction Issuer

Payments made during the fiscal year ended December 31, 2025 (Thousands) (1)

Major Political National and Subnational Jurisdiction of the Project	Project name (2)(3)	Payee	Taxes	Royalties	Fees	Infrastructure improvements	Total	Notes
United Kingdom	Boulby England (Growing Solutions segment)	Redcar & Cleveland Borough Council	1,552	-	-	-	1,552
		North York Moors National Park Authority	1,420	-	-	-	1,420
		The Crown Estate	-	1,161	-	-	1,161
		Environmental Agency	-	-	112	-	112
	Total Boulby		2,972	1,161	112	-	4,245
Spain	Cabanassas (Potash segment)	Catalan Water Agency (ACA)	-	-	743	12,454	13,197
		Catalonian Government	-	-	903	-	903
		Local government councils	503	-	-	-	503
		Barcelona Port	624	-	1,154	-	1,778
		Tax Authority	-	210	-	-	210
	Total Cabanassas		1,127	210	2,800	12,454	16,591
China	Haikou (Phosphate Solutions segment)	Kunming Xishan District Natural Resources Bureau and Kunming Water Supplies Bureau	-	456	818	-	1,274
		Tax Authority	38,446	4,354	104	-	42,904
		Kunming Electricity	-	-	3,133	-	3,133
	Total Haikou		38,446	4,810	4,055	-	47,311
Total			133,496	73,291	95,427	57,205	359,419

(1)	All payments are reported in US dollars (USD) which is the reporting currency of the consolidated financial statements of ICL.

Payments in England, Spain and China were made in GBP, Euro and RMB, respectively, and translated using the relevant average annual rate of USD.

(2)	Resource subject of commercial development - Dead Sea: potash, magnesium and bromine; Rotem Mines: phosphate; Boulby: polyhalite; Cabanassas: potash; Haikou: phosphate.

(3)	Method of extraction - Dead Sea: evaporation ponds; Rotem and Haikou Mines: Open pits; Boulby and Cabanassas: underground mines.
(4)	Dead Sea project - payments by segments:

Payments by Segments - Dead Sea project

Payments made during the fiscal year ended December 31, 2025 (Thousands) (1)

Segment name	Payee	Taxes	Royalties	Fees	Infrastructure improvements	Total
Industrial Products (IP)	State Treasury	-	29,605	-	-	29,605
	Local Municipalities (HaDarom)	8,441	-	-	-	8,441
	Israel Electricity	-	-	186	-	186
	Mekorot Water Company Ltd.	-	-	2,610	-	2,610
	Government offices	-	-	-	-	-
	Tax Authority	6,600	-	-	-	6,600
Total IP		15,041	29,605	2,795	-	47,441
Total Potash		61,473	33,591	53,128	44,751	192,943
Total Dead Sea		76,514	63,196	55,923	44,751	240,384